CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES C
                   CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       of
                        Optical Coating Laboratory, Inc.
     Pursuant to Section 151 of the General Corporation Law of the
                                State of Delaware


        We, Herbert M. Dwight, President and Chief Executive Officer, and Joseph C. Zils, Vice President and Secretary, of Optical Coating Laboratory, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on May 1, 1995, adopted the following resolution creating a series of 12,000 shares of Preferred Stock designated as Series C Convertible Redeemable Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Section 1. Designation and Amount. The shares of such series shall be designated as " 8% Series C Convertible Redeemable Preferred Stock" (hereinafter referred to as "Series C Preferred Stock"), shall have a par value of $.01 per share, and the number of shares constituting such series shall be 12,000.

          Section 2.  Dividends and Distributions.

          (A) The holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate of Eighty Dollars ($80.00) per share per annum, payable quarterly on the last day of March, June, September and December of each year (each such date being referred to herein as the "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance (the "Issuance Date") of a share or fraction of a share of Series C Preferred Stock.
          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment
Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall bear interest at the rate of 8% per annum. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. In the event dividends paid on the shares of Series C Preferred Stock are in an amount less than the total amount of such dividends at the time accrued and payable on such shares, then the amount equal to the difference between the dividends paid and the dividends accrued and payable shall continue to accrue and be cumulative. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.
          Section 3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:
          (A) Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock shall not be entitled to notice of any shareholders' meetings or to vote on any matter.
          (B) (i) If at any time dividends on any Series C Preferred Stock shall be in arrears in an amount equal to four (4) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series C Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series C Preferred Stock, voting as a class, shall have the right to elect the greater of (x) two (2) Directors or (y) a whole number of Directors not less than twenty-five percent (25%) of the total number of authorized Directors, including Directors authorized after any expansion of the authorized number of Directors pursuant to subparagraph 3(C)(ii)
(the "Series C Preferred Directors").
             (ii) During any default period, such voting right of the holders of Series C Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this paragraph 3(B) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of one third (1/3) in number of shares of the Series
C Preferred Stock outstanding shall be present in person or by proxy.
The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of the Series C Preferred Stock of such voting right. At any meeting at which the holders of the Series C Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to the number of Series C Preferred Directors or, if such right is exercised at an annual meeting, to elect the Series C Preferred Directors. If the number of Series C Preferred Directors which may be so elected at any special meeting does not amount to the required number, the authorized number of Directors shall be automatically increased as shall be necessary to permit the election by the holders of the Series C Preferred Stock of the required number and the approval of the holders of the shares of Common Stock shall not be necessary for such increase. After the holders of the Series C Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series C Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series C Preferred Stock.
             (iii) Notwithstanding anything to the contrary contained in the Corporation's Certificate of Incorporation or By-Laws, unless the holders of Series C Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of the Series C Preferred Stock outstanding may request, the calling of a special meeting of the holders of the Series C Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of the Series C Preferred Stock are entitled to vote pursuant to this subparagraph 3(B)(iii) shall be given to each holder of record of the Series C Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than ten (10) days and not later than sixty (60) days after such order or request or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called at the expense of the Corporation on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of the Series C Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph 3(B)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the stockholders.
              (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of the Series C Preferred Stock shall have exercised their right to elect the Series C Preferred Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of the Series C Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph 3(B)(ii)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph 3(B) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
               (v)  Immediately upon the expiration of a default period,
(x) the right of the holders of the Series C Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of the Series C Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of subparagraph 3(B)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and
(z) in the preceding sentence may be filled by a majority of the remaining Directors.
          (C) Except as set forth herein or as otherwise required by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4.    Redemptions.
          (A) Optional Redemptions by the Corporation. The Corporation, at its option, at any time and from time to time commencing on the day after the day that is the second anniversary of the Issuance Date, may redeem out of funds legally available therefor all or any shares of the Series C Preferred Stock then outstanding by paying in cash therefor an amount equal to One Thousand Eighty Dollars ($1,080) per share declining in equal annual increments of Twenty Dollars ($20.00) to One Thousand Dollars ($1,000) per share on the day after the day that is the fifth anniversary of the Issuance Date and thereafter, together with the amount of any dividends accrued and unpaid thereon to the date of the redemption. The foregoing notwithstanding, the Corporation shall not exercise its rights under this Section 5(A) until the day after the day that is the third (3) anniversary of the Issuance
Date unless at any time during the period beginning on the day that is the day after the day that is the second anniversary of the Issuance Date and ending on the day that is the third anniversary of the Issuance Date the average Closing Price of the Common Stock of the Corporation for any twenty (20) consecutive trading days shall be greater than $17.00 per share, such Closing Price to be adjusted for stock splits or stock dividends occurring prior to or during such twenty (20) day period. The term "Closing Price" when used herein means the closing bid price of the Common Stock of the Corporation reported by the National Association of Securities Dealers Automated Quotation Systems, Inc. ("NASDAQ") or, if the shares of Common Stock of the Corporation are then listed on a National Securities Exchange (registered under the Securities Exchange Act of 1934), or the NASDAQ National Market System or other comparable listing which lists last sale prices, the reported last sale price per share or, in case no such reported sale takes place on such day, the average of reported closing bid and asked prices per share, in either case on such exchange, or if such prices are not recorded by NASDAQ and the shares of Common Stock are not listed or admitted to trading on such a National Securities Exchange, the mean between the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.
          (B) Determination of Number of Redeemable Shares. The number of shares to be set forth in the redemption notice described in paragraph 5(C) below to be redeemed from each holder of Series C Preferred Stock in redemptions under this Section 5 will be the number of whole shares determined, as nearly as practicable to the nearest share, by multiplying the total number of shares of Series C Preferred Stock to be redeemed times a fraction, (i) the numerator of which is the total number of shares of Series C Preferred Stock then held by such holder and (ii) the denominator of which is the total number of shares of Series C Preferred Stock then outstanding.
          (C) Notice of Redemption. Notice of any redemption of Series C Preferred Stock pursuant to this Section 5 specifying the time and place of redemption and the redemption price will be mailed by certified or registered mail, return receipt requested, to each holder of record of Series C Preferred Stock at the address of such holder shown on the Corporation's records, not more than sixty (60) nor less than forty five (45) days prior to the date on which such redemption is to be made. Such notice shall state that the holders have conversion rights pursuant to Section 6 hereof up until the day that is five (5) days before the Conversion Date.
If less than all Series C Preferred Stock owned by a holder is then to be redeemed, the notice will also specify the number of shares and the certificate numbers thereof which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem on the date of redemption specified therein all Series C Preferred
Stock specified therein. In case less than all Series C Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 5, a new certificate will be issued representing the unredeemed Series C Preferred Stock without cost to the holder thereof.
          (D) Method of Redemption. If on, prior to or after any date fixed for redemption of the Series C Preferred Stock, the Corporation shall deposit, with any bank or trust company in the State of California, as a trust fund, a sum sufficient to redeem, as of the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to pay, on or after the date fixed for redemption, the redemption price of the shares to their respective holders upon surrender of their share certificates, then from and after the latter of the date fixed for redemption or the date of deposit, but not until such date, the shares so called shall be redeemed and dividends shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders, and from and after the later of the date of the deposit and the date fixed for redemption the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor. If the holders of shares of Series C Preferred Stock so called for redemption shall not have claimed, at the end of six (6) months from the date fixed for redemption, any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders, and such holders shall look only to the Corporation for payment of the redemption price.
          Section 5.  Conversion Rights.
          (A) Conversion at Holder's Option. Subject to and in compliance with the provisions of this Section 6, each share of Series C Preferred
Stock may, at the option of the holder thereof and notwithstanding any notice of redemption to be made pursuant to Section 5, be converted at any time into such number of fully paid and nonassessable shares of Common Stock equal to the "Conversion Ratio" in effect at the time of conversion; provided, however, that the right of a holder to convert shares of Series C Preferred Stock called for redemption pursuant to Section 5 shall terminate five (5) days prior to the date on which such redemption is to be made.
The Conversion Ratio of each share of Series C Preferred Stock shall be the amount of $1,000, together with the amount of any dividends accrued and unpaid thereon to the Conversion Date, divided by the Conversion Price. The initial Conversion Price shall be an amount equal to $10.50.
          (B) Adjustments to Conversion Price. The Conversion Price is subject to adjustment as provided in this paragraph 6(B):
               (i) If the Corporation shall at any time, or from time to time, after the Issuance Date, issue or sell any Additional Shares of Common Stock (as hereinafter defined in subparagraphs 6(B)(ii) and 6(B)(iii)), for a consideration per share less than the Closing Price for the twenty
(20) consecutive trading days immediately preceding the date of such issuance or sale (the "Market Price"), then as of the date of such issuance or sale of Additional Shares of Common Stock, and each subsequent such issuance or sale of Additional Shares of Common Stock, the Conversion Price (calculated to the nearest cent) shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect prior to such event times a fraction the numerator of which shall be an amount equal to the sum of (a) the product derived by multiplying the Market Price on the day of such issuance or sale times the number of shares of "Common
Stock Deemed Outstanding" (as defined below) immediately prior to such issuance or sale, plus (b) the consideration, if any, received or deemed to be received by the Corporation upon such issuance or sale, and the denominator of which shall be the product of the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale times the Market Price on the day of such issuance or sale. The foregoing notwithstanding, in the event the Corporation shall at any time issue or sell Additional Shares of Common Stock at a price less than $7.50 per share regardless of what the Market Price is on the date of such issuance or sale, then as of the date of such issuance or sale of Additional Shares of Common Stock, and each subsequent such issuance or sale of Additional Shares of Common Stock, the Conversion Price (calculated to the nearest cent) shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect prior to such event times a fraction the numerator of which shall be an amount equal to the sum of (c) the product derived by multiplying the Conversion Price on the day of such issuance or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale, plus (d) the consideration, if any, received or deemed to be received by the Corporation upon such issuance or sale, and the denominator of which shall be the product of the number of shares of Common Stock Deemed Outstanding immediately after such issuance or sale times the Conversion Price on the day of such issuance or sale. The number of shares of "Common Stock Deemed Outstanding", when used herein, shall equal the sum of the number of shares of Common Stock then outstanding plus the number of shares of Common Stock then obtainable pursuant to (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock and (z) options to purchase or rights to subscribe for such convertible or exchangeable securities.

               (ii) If, after the Issuance Date, the Corporation shall in any manner grant or offer any warrant, right or option to purchase
Common Stock (other than options described in Section 6(B)(iii) below) at a price per such Additional Shares of Common Stock (as defined below) (determined by dividing (a) the consideration actually received or \to be received by the Corporation for the Issue of such Additional Shares of Common Stock by (b) the total number of shares of Common Stock necessary to effect the exercise of all such warrants, rights or options) less than the Market Price per share of the Common Stock of the Corporation on the day of such grant or offer, or, regardless of the Market Price, less than $7.50 per share, all shares of Common Stock which the holders of such rights or options shall be entitled to purchase pursuant to such rights or options shall, subject to the provisions of subparagraph 6(B)(iii), be deemed to be "Additional Shares of Common Stock" issued as of the date of the offering of such warrants, rights or options, and the maximum aggregate consideration named in such warrants, rights or options for the shares of Common Stock covered thereby, plus the consideration received by the Corporation for such warrant, right or option, if any, shall be deemed to be the consideration actually received by the Corporation for the issue of such Additional Shares of Common Stock.

          If, after the Issuance Date, the Corporation shall in any manner issue any stock (other than Series C Preferred Stock) or obligations directly or indirectly convertible into or exchangeable for Common Stock and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (a) the total amount received by the Corporation in consideration for the issue of such convertible stock or obligations, plus the total amount of premiums payable to the Corporation upon conversion or exchange, by (b) the total number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible stock or obligations) shall be less than the Market Price per share of the Common Stock of the Corporation on the date of any such issue, or, regardless of the Market Price, less than $7.50 per share, then such issue shall, subject to the provisions of subparagraph 6(B)(iv), be deemed to be an issue of "Additional Shares of Common Stock" in an amount equal to the total maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such convertible stock or obligations. The total amount received by the Corporation in consideration for the issue of such convertible stock or obligations, plus the total amount of premiums payable to the Corporation upon conversion or exchange, shall be deemed to be the consideration actually received for the sale of such Additional Shares of Common Stock.
          In determining the amount of the consideration received by the Corporation upon the issuance of warrants, rights or options to purchase Common Stock or stock or obligations convertible or exchangeable for Common Stock for the purposes of this subparagraph (ii), the amount of the consideration in cash and other than cash shall be determined pursuant to subparagraphs (v), (vi) and (vii) of this paragraph 6(B).
              (iii) The term "Additional Shares of Common Stock," as used in this paragraph 6(B), shall mean all shares of Common Stock issued by the Corporation after the Issuance Date (including shares deemed to be "Additional Shares of Common Stock" pursuant to subparagraph 6(B)(ii)), whether or not subsequently reacquired or acquired by the Corporation, other than the following:
                    (A) Shares issued upon conversion of any shares of Preferred Stock;
                    (B) Shares issued upon exercise of any warrants or options outstanding on the Issuance Date; or
                    (C) Shares of Common Stock of the Corporation, or options to purchase Common Stock of the Corporation, issued to officers, directors and employees of, and consultants to, the Corporation or its subsidiaries pursuant to stock purchase or option plans or arrangements or other officer, director, employee or consultant stock incentive or benefit plans or arrangements, including, without limitation, any employee stock ownership plan but in no event to exceed at any time an aggregate amount of 5% of the Corporation's Common Stock Deemed Outstanding.
              (iv) Upon the expiration of any unexercised warrants, options or rights or the termination of any unexercised right to convert or exchange, in respect of which any adjustments shall have been made pursuant to subparagraph (i) of this paragraph 6(B), the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such warrants, options, rights, or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such options or rights or upon conversion or exchanges of such securities. Such readjustment of the Conversion Price shall not affect any prior redemption or conversion of shares of Series C Preferred Stock hereunder.
              (v) In case of the issuance of Additional Shares of Common Stock for a consideration part or all of which shall be in cash, the gross amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares, provided, however, any compensation or discount in the sale, underwriting, or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith shall be deducted from the amount of said consideration.
               (vi) In case of the issuance (other than as a dividend or other distribution with respect to any capital stock of the Corporation or upon conversion or exchange of other securities of the Corporation) of Additional Shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash therefor shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors, irrespective of the accounting treatment thereof.
             (vii) In case Additional Shares of Common Stock are issued as a dividend or other distribution on any class of capital stock of the Corporation, the Conversion Price then in effect shall be reduced by multiplying the Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such dividend and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution.
             (viii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the day upon which such subdivision becomes effective shall be proportionately reduced, and, onversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the day upon which such combination becomes effective shall be proportionately increased, such reductions or increases to be effected as provided below.
In the event of any such subdivision or combination, the Conversion
Price then in effect shall be reduced or increased, as the case may be, by multiplying it by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date immediately preceding the effective date of such subdivision or combination and the denominator shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination becomes effective.
               (ix) In the event the Corporation shall suffer a "Change in Control," as hereinafter defined, and at a time when the Market Price per share of the Common Stock of the Corporation on the day immediately preceding the announcement of the transaction giving rise to such Change in Control (the "Immediate Market Price") is less than the Conversion Price then in effect, the Conversion Price shall be reduced to an amount equal to the greater of (A) the Immediate Market Price and (B) from the first day after the Issuance Date to the day that is the first anniversary of the Issuance Date, $9.50 per share; from the first day after the day that is the first anniversary of the Issuance Date to the day that is the second anniversary of the Issuance Date, $9.00 per share; and from the first day after the day that is the second anniversary of the Issuance Date to the day that is the third anniversary of the Issuance Date, $8.50 per share.
The term a "Change in Control," when used herein, shall mean the acquisition of a number of shares of capital stock of the Corporation which, in the aggregate, would have voting rights in excess of forty percent (40%) of all Voting rights of all shareholders of the Corporation then outstanding by any person together with all affiliates and associates of such person, as those terms are defined in Rule 12b-2 of the General
Rules and Regulations under the Securities Exchange Act of 1934, as amended (collectively an "Acquiring Person"), excluding the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or of any subsidiary of the Corporation, or any person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan, including any such acquisitions pursuant to a "merger or consolidation" (within the meaning of Subchapter IX of the General Corporation Law of the State of Delaware). The foregoing notwithstanding, no Change in Control shall be deemed to have occurred if (A) more than 50% of the aggregate consideration received or retained in such transaction by the holders of Common Stock of the Corporation shall consist of "Marketable Stock," as hereinafter defined, of the surviving corporation or (B) if the holders of Common Stock of the Corporation receive or retain in connection with such transaction a number of shares of capital stock of the surviving corporation which, in the aggregate, would have voting rights in excess of fifty percent (50%) of all voting rights of all shareholders of the surviving corporation. The term "Marketable Stock," when used herein, shall mean common stock of the surviving corporation, which is (or will, upon distribution thereof, be) listed on a National Securities Exchange (registered under the Securities Exchange Act of 1934), the NASDAQ National Market System or other comparable listing.
               (x) In the event the Corporation fails to cause a registration statement under the Securities Act of 1933, as amended, to become effective in respect of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock by the date that is 270 days after the Issuance Date pursuant to the terms of the Purchase Agreement, dated as of May 1, 1995, between the Corporation and each of the investors named on Schedule 1 thereto, the Conversion Price then in effect, if higher, shall be reduced to $9.45 per share.
        (C) Notice of Adjustment in Conversion Rights and Conversion Ratio. Upon any adjustment or other change relating to the Conversion Price and Conversion Ratio or the securities purchasable on exercise of the right to convert Series C Preferred Stock, then and in each such case the Corporation shall within 30 days of such adjustment give written notice thereof, by first class mail, postage prepaid, addressed to each holder of record of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio and Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities purchasable at such price upon conversion of shares of Series C Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation shall supply current information concerning the foregoing to any holder of Series C Preferred Stock at any time upon demand.
          (D) Other Notices. In case at any time: (i) the Corporation shall pay any dividend or make any distribution to the holders of its Common Stock and/or Series C Preferred Stock; (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock and/or Series C Preferred Stock any additional shares of stock of any class or other rights; or (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into or the sale of all or substantially all of its assets to another corporation or entity;
then, in any one or more of said cases, the Corporation shall give written notice, by first class mail, postage prepaid, addressed to each holder of record of Series C Preferred Stock, at the address of such holder as shown on the books of the Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be fixed for determining the stockholders entitled to such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger or sale shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock and Series C Preferred Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Series C Preferred Stock or Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, as the case may be. Such written notice shall be given at least thirty (30) days prior to the record date or the date on which the Corporation's transfer books are closed with respect thereto.
          (E) Exercise of Right to Convert. To exercise the conversion privilege provided in paragraph 6(A), a holder of Series C Preferred Stock shall give written notice to the Corporation at its principal office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. If less than all Series C Preferred Stock owned by a holder is meant to be converted, the notice will also specify the number of shares and the certificate numbers thereof which are to be converted.
The date when a holder's written notice is received by the Corporation in the case of a conversion pursuant to paragraph 6(A) shall be the "Conversion Date." As promptly as practicable after the Conversion Date and upon receipt of the certificate or certificates representing the shares to be converted, the Corporation shall issue and shall deliver at its principal office to the holder of the shares of Series C Preferred Stock being converted, or on its written order, a certificate or certificates as it may request for the number of full shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Stock in accordance with the provisions of this Section 6, and cash, as provided in paragraph 6(F), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected at the close of business on the Conversion Date, and at such time the rights of the holder or holders of the converted shares of Series C Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (F) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series C Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series C Preferred Stock (and which shall be determined with respect to each holder by considering the ratio of those shares registered in his name to the total number of shares of Series C Preferred Stock then outstanding), the Corporation shall pay to the holder of the shares of Series C Preferred
Stock which were converted cash in respect of such fraction in an amount equal to the same fraction of the Closing Price on the Conversion Date, but only if and when such cash is legally available for that purpose.

          (G) Certificates. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

          (H) Reservation of Common Stock. The Corporation shall at all times ensure that all shares of Common Stock that may be issued upon the conversion of the Preferred Stock will, upon issuance and upon full payment therefor, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. During the period within which the Preferred Stock may be converted, the Corporation will at all times have authorized and reserved a sufficient number of shares of Common Stock of the Corporation, par value $.01 per share (the "Conversion Shares"), to permit the conversion of the Preferred Stock.

          (I) Conversion. Without limiting the provisions of subparagraph 6(B)(vii) above, upon any conversion of any shares of Series C Preferred Stock under this Section 6 or otherwise, no adjustment to the Conversion Price then in effect shall be made on account of declared and unpaid dividends on the shares of Series C Preferred Stock surrendered for conversion.

         (J) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

          Section 6. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
          Section 7.  Liquidation, Dissolution, Winding Up or Merger, etc.
(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received One Thousand Dollars ($1,000) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series C Liquidation Preference").
          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity upon liquidation, dissolution or winding up with the Series C Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.
          Section 8. Ranking. The Series C Preferred Stock shall rank prior to all other series and classes of the Corporation's capital stock as to the payment of dividends and the distribution of assets, and the Corporation may not create any series or class of capital stock ranking prior to or pari passu with the Series C Preferred Stock unless the terms of any such series or class shall be approved by not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred Stock, voting separately as a class.
          Section 9. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred Stock, voting separately as a class, provided however that with respect to dividend rights, redemption rights, conversion rights and this provision, no amendments shall be made without the consent of every holder of Series C Preferred
Stock.
          Section 11. Fractional Shares. Series C Preferred Stock may be issued in fractions of a share which shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all of the rights of holders of shares of Series C Preferred Stock.



     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1ST day of May, 1995.


                              /S/HERBERT M. DWIGHT, JR.
                              Herbert M. Dwight,
                              President and Chief Executive Officer
Attest:

/S/JOSEPH C. ZILS
Joseph C. Zils, Vice President
and Secretary